Exhibit 10.39

Can B Corp. Executes Joint Venture with PrimeX Making its CBD Products Available in Brazil

Enabling Access to the 4th Largest Pharmaceutical Market in the World

and its 210 Million Consumers

HICKSVILLE, NY (GlobeNewswire) – March 3, 2022 – Can B Corp. (OTCQB: CANB) (“Can B” or the “Company”), a health and wellness company specializing in developing, producing and selling hemp derived cannabinoid products, is pleased to announce its formation of a joint venture with PrimeX, a marketing, sales and distribution company, for its CBD products in Brazil.

PrimeX has a contract with Biocase Brasil to produce CBD products for Brazilian market. Biocase is a company focused in: local distribution, intensive education program for doctors (MDs), production of oils, capsules and creams through local facilities and development of a biotech laboratory for cannabis testing and extraction.

Biocase Brasil has a strong network of doctors in Brazil and provides education, research, products development and tests for Brazilian market. Brazil relies on medical clinical trails to test CBD products for new categories, such as beauty, veterinary use and food, before regulation permits the distribution to pharmacies and online sales. BiocaseBrasil patients’ also have access to prescriptions and Anvisa license !

PrimeX services 120,000 retailers in Brazil, that’s includes markets, pharmacies and bodegas , a country that recently approved the sale of CBD products in pharmacies. The joint venture will utilize PrimeX’s existing distribution relationships in Brazil.

The largest country in South America, Brazil is the fourth biggest pharmaceutical market in the world. The Brazilian National Health System is one of the largest public health systems in the world. In 2019, Brazil had 114,352 community pharmacies (76.8% private owned), that represent the first point of access to healthcare in Brazil due to their wide distribution.

Medical cannabis and CBD are expected to surge in Brazil with the passage of new legislation, with estimates that the sector could reach $4.7 billion sales in the next three years. Up until recently, CBD in Brazil was permitted only for medical use with authorization from the National Sanitary Surveillance Agency. Regulations are in place for medical cannabis and hemp opening up a market of 210 million consumers.

There are only a few companies in Brazil — CBD Vida being one— selling CBD-based pharmaceuticals through prescription and medical report, Only a handful of importers have established distribution in Brazil, including GW Pharmaceuticals, Biocase Brazil , which sells its Sativex CBD-based medicine in pharmacies, and Biocase sells Allandiol Full and Broad .

Mario Lacourt, PrimeX’s Chief Executive Officer, stated, “We are very excited to roll-out Can B’s CBD products in Brazil. After careful consideration, Biocase Brasil chose Can B for its high standards of manufacturing and processing and quality products. The CBD category in Brazil is ever-expanding to new categories and we are very well-positioned to distribute Can B’s products to the majority of pharmacies , markets and bodegas in Brazil.”

Marco Alfonsi, Can B’s Chief Executive Officer, stated, “This is a significant expansion milestone for our company as Brazil is the fourth biggest pharmaceutical market in the world and we now have access to this huge market via PrimeX. The CBD opportunity in Brazil is emerging with recently passed legislation that is opening up the market its 210 million people. We look forward to working closely with PrimeX and utilizing its existing relationships with pharmacies in Brazil.”

About PrimeX

PrimeX distributes and markets hemp, CBD, D8 smokable and consumable products in the USA and internationally. PrimeX works with clients to fulfill all their hemp derived products globally by partnering with companies alike (for example, Dicina 120,000+ points of sale). With access to raw material, pre-roll smokes rolled at 1600/minute to pharmaceutical grade products, PrimeX works to provide top shelf consumer access.

For additional information, please visit:

https://sateevajoints.com

https://www.biocasebrasil.com

About Can B Corp.

Can B Corp. (OTCQB: CANB) is a health & wellness company providing the highest quality hemp derived cannabinoid products, including under its own brands of Canbiola, Seven Chakras, NuWellness, Pure Leaf Oil and Duramed. Can B utilizes multi-channel distribution to reach consumers, including medical facilities, doctor offices, retailers, online and direct. Can B Corp. operates R&D and production facilities in Lacey, WA, and Florida. To learn more about Can B Corp. and our comprehensive line of high quality products, please visit: Canbiola.com and www.CanBCorp.com, follow Can B Corp on Instagram and Facebook, or visit one of the 1,000+ retail outlets that carry Can B Corp. products.

For more information about Can B Corp., please visit: CanBCorp.com

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Forward-Looking Statements

Forward-looking statements and risks and uncertainties discussed in this release contain forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” and similar expressions identify such forward-looking statements. Expected, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties associated with, among other things, the impact of economic, competitive, and other factors affecting our operations, markets, products, and performance. The matters discussed herein should not be construed in any way, shape or manner of our future financial condition or stock price. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of latest information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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